Exhibit 99.1

AmpliTech Group Provides ORAN 5G Business and Financial Outlook Following Titan Crest Agreement Amendment, Positioned for Surging Global Open RAN Market

Open RAN Radio Unit Market Projected to Grow at 20.7% CAGR to Approximately $10.8 Billion by 2033; Company Highlights $17 Million Backlog, Improving Margin Outlook and Expanding MNO Opportunities

HAUPPAUGE, N.Y., August 17, 2026 (GLOBE NEWSWIRE), AmpliTech Group, Inc. (NASDAQ: AMPG, AMPGZ) (“AmpliTech” or the “Company”), a designer, developer and manufacturer of advanced RF microwave components, 5G communications systems and quantum computing low-noise amplifiers, today provided an update on Amendment No. 2 to its Asset Purchase Agreement with Titan Crest, LLC and on the next phase of its ORAN 5G strategy.

Business and Financial Highlights

●	Improved APA economics - Aggregate purchase price reduced by $1 million, from $8 million to $7 million.
●	Rights and claims remain intact - The Company did not waive rights or claims against Titan or its affiliate arising before the amendment. Titan’s affiliate also assumed substantially all remaining covenants and indemnification obligations under the APA.
●	Over $17 million in 5G ORAN related shipments completed since program inception - The initial commercial programs, including customers with major LOI’s in place, supported carrier qualifications, certification, market entry and commercial validation of AmpliTech’s ORAN platform.
●	Future ORAN orders expected at improved economics - Management expects future purchase orders to carry higher margins relative to the initial market-entry program as production scales, supply-chain efficiencies improve and product mix evolves.
●	Approximately $17 million current backlog (Open Orders) - The Company has approximately $17 million in current order backlog. The Company continues to pursue additional commercial opportunities, while the timing of backlog conversion remains subject to production schedules, customer delivery requirements and other customary conditions.
●	Additional MNO opportunities currently ongoing - AmpliTech is engaged in discussions and product evaluations with additional mobile network operators, telecommunications infrastructure providers, systems integrators and distributors in North America and international markets. These opportunities are at varying stages and not all may result in purchase orders. Customer names have to be withheld due to non-disclosure agreements in place.

●	Large Tier-1 Telecom Infrastructure RFP Opportunity - AmpliTech has received and is actively responding to a request for proposal (“RFP”) from a Tier-1 telecommunications infrastructure equipment provider for the Company’s ORAN 5G radio products. Based on the scope and anticipated volumes outlined in the RFP, management believes the potential opportunity could represent tens of millions of dollars in aggregate value if awarded in full. The RFP is currently under evaluation and does not constitute a purchase order, contract or commitment to purchase, and there can be no assurance that AmpliTech will receive an award or, if awarded, as to its ultimate size or timing.
●	Carrier-proven ORAN platform - The Company reports more than 2,000 radios shipped and in service with a Tier-1 MNO, FCC and ISED Canada certifications across its portfolio, and a newly certified AI-ready 4T8R macro radio as well as new FCC/ISED Certified small cells product portfolio.
●	U.S.-based competitive positioning - AmpliTech believes its AI-enabled, OTIC-certified O-RAN 5G 64T64R Massive MIMO radio (only one of its kind providing unique global leadership position) and U.S.-based technology capabilities align with increasing government, defense, allied-market and carrier emphasis on trusted and diversified telecommunications supply chains.
●	Zero long-term debt - The Company maintains zero long-term debt while supporting approximately $17 million of current order backlog and separately pursuing additional opportunities represented by non-binding LOIs, customer evaluations and prospective purchase orders.

Updated 2026 Financial Outlook

●	2026 Revenue Expected to Exceed FY2025; Timing of Customer Deployments Limits Near-Term Visibility. The Company currently expects full-year 2026 revenue to exceed FY2025 revenue. Certain Asian customers have recently shifted previously anticipated deployment schedules, affecting the timing of shipments and revenue recognition. Importantly, the associated orders remain active and have not been cancelled. Based on current customer schedules, the Company expects additional shipments during the second half of 2026, although a portion may extend into 2027.

Given the timing variability associated with these customer deployments, management does not believe it is appropriate at this time to provide a more precise full-year revenue estimate. The Company intends to update its outlook as customer deployment schedules provide greater visibility. While the timing of large carrier and infrastructure programs can be difficult to predict, the Company’s opportunity pipeline continues to develop, including recently received RFP activity from a Tier-1 telecommunications infrastructure equipment provider. Because the timing and outcome of such opportunities remain uncertain, management is not including unawarded RFP opportunities in current revenue expectations.

●	Margins expected to Improve Beginning in 2027. During its initial North American MNO program, AmpliTech strategically accepted approximately $2 million in reduced profit to establish its technology with a major carrier, complete commercial qualification and build a reference deployment for future business. This market-entry strategy contributed to the lower margins and operating losses reported during the initial program. With this phase substantially completed, management expects future ORAN orders to carry improved economics, providing the potential for meaningful margin and profitability expansion as production volumes increase.

●	Path to Positive EBITDA . Management currently expects the Company to achieve positive EBITDA in Fiscal Year of 2027, based on anticipated revenue growth, improved ORAN margins and the expected benefits of increased production scale.

Capital Position and Shareholder Returns

●	Growth investments supported by recent financing Capital is being deployed to engineering, R&D, supply-chain capabilities, manufacturing readiness, sales and marketing, cybersecurity, IT infrastructure and personnel required to support larger telecommunications customers.
●	Share repurchase authorization remains part of capital allocation Consistent with its previously announced authorization, the Company continues to intend to repurchase common shares when the Board and management determine that market conditions, liquidity, capital requirements and other considerations make repurchases appropriate. Timing and amounts remain subject to applicable securities laws and capital allocation priorities.

Positioned in a Large and Growing Open RAN Market

●	Global Open RAN TAM Grand View Research estimates the global Open RAN market at approximately $6.5 billion in 2025, growing to approximately $45.1 billion by 2033, a projected CAGR of approximately 26.8% from 2026 through 2033.
●	Open RAN Radio Unit TAM The segment most directly relevant to AmpliTech is estimated at approximately $2.3 billion in 2025 and projected to reach approximately $10.8 billion by 2033, representing approximately 20.7% CAGR.
●	North America leads the market Grand View Research estimates North America represented approximately 41% of global Open RAN market revenue in 2025.
●	Commercial validation continues The Company states that more than $6 million of follow-on orders were announced in July, which management views as continued validation of active demand following completion of the initial qualification program.

Management Perspective

“Over the last year and a half, we have successfully entered the ORAN 5G market” said Fawad Maqbool, Founder, Chairman, President and CEO of AmpliTech Group. “Our focus now is on converting additional MNO opportunities into purchase orders, executing efficiently and building a higher-margin, scalable radio business. We have achieved brand name awareness, successfully deployed thousands of our radios, further providing the company with additional MNO opportunities which are actively taking place now. Our commercial activity continues to expand beyond our existing backlog. We are currently engaged in additional MNO evaluations and have recently received a significant RFP from a Tier-1 telecommunications infrastructure equipment provider that, based on its contemplated scope, could represent a substantial opportunity for AmpliTech. While there is no assurance that an RFP will result in an award, we believe being invited to compete for programs of this scale is further evidence of the market recognition our ORAN platform has achieved. We believe the Company has established a stronger commercial foundation for its next phase of growth.” Mr. Maqbool concluded.

Sources

Grand View Research, Open RAN Market Size, Share & Trends Report, 2026–2033; Grand View Research, Radio Unit, Open RAN Market Outlook, 2025–2033.

About AmpliTech Group

AmpliTech Group, Inc. designs, develops and manufactures advanced signal-processing components for satellite, Public and Private 5G and other communications networks, including complete 5G/6G systems and quantum computing low-noise amplifiers (LNAs), and is a global distributor of packages and lids for integrated circuit assembly.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future purchase orders, expected margins, prospective customer opportunities, backlog conversion, production and revenue timing, the Company’s 2026 financial outlook, market growth, competitive positioning and potential future share repurchases. Forward-looking statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including the timing and receipt of customer orders; production, delivery and revenue-recognition timing; backlog delays, modifications or cancellations; the possibility that customer discussions, evaluations and LOIs do not result in definitive orders; manufacturing and supply-chain risks; component availability and costs; competition; capital requirements; and other risks described in the Company’s SEC filings. Third-party market projections have not been independently verified by the Company and should not be interpreted as projections of AmpliTech’s revenue, growth rate or future market share. Any share repurchases remain subject to market conditions, applicable legal requirements and the Company’s capital needs. The Company undertakes no obligation to update forward-looking statements except as required by law.

Contacts

Corporate Social Media

LinkedIn: AmpliTech Group, Inc.

Company Contact:

Jorge Flores

Tel: 631-521-7831

Investors@amplitechgroup.com